Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:15 PM 4/3/2006
FILED 04:12 PM 04/03/2006
SRV 060312626 - 3658219 FILE

Certificate of Merger
of
SRKP ACQUISITION CORP.
into
COUGAR BIOTECHNOLOGY, INC.

In accordance with Section 251 of the General Corporation Law of the State of Delaware, Cougar Biotechnology, Inc., a Delaware corporation (the “Surviving Corporation”) hereby certifies as follows:

First: The name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation
SRKP Acquisition Corp.	Delaware
Cougar Biotechnology, Inc.	Delaware

Second: An Agreement and Plan of Merger and Reorganization (the “Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

Third: The name of the Surviving Corporation of the merger is Cougar Biotechnology, Inc.

Fourth: The certificate of incorporation of Cougar Biotechnology, Inc. will be the certificate of incorporation of the Surviving Corporation.

Fifth: The executed Plan of Merger is on file at the offices of the Surviving Corporation, which is: 10940 Wilshire Boulevard, Suite 600, Los Angeles, California 90024.

Sixth: A copy of the Plan of Merger will be furnished by the Surviving Corporation, upon written request and without cost, to any stockholder of any constituent corporation.

The undersigned corporation has caused this Certificate of Merger to be signed on

April 1, 2006.

COUGAR BIOTECHNOLOGY, INC.

By:	/s/ Alan Auerbach
Name: Alan H. Auerbach
Title: Chief Executive Officer